Exhibit 10.16(d)
CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE
This Confidential Severance Agreement and Release (“Agreement”) is made by and between Phil Boggs (“EMPLOYEE”) and Green Plains Inc. (“EMPLOYER” or “Company”). The terms of this Agreement are as follows:
A.    EMPLOYEE has been employed by EMPLOYER pursuant to the terms of an Employment Agreement dated December 2, 2021 (the “Employment Agreement”), and pursuant to such Employment Agreement, EMPLOYER will make such payments as are due thereunder inclusive of (1) six-months base pay of Two Hundred Thousand Dollars ($200,000.00), (2) stock vesting of (a) Forty-three Thousand Seven Hundred and Fifty Five (43,755) unvested performance shares at target, and (b) Fifty-Three Thousand Six Hundred and Ninety-Seven (53,697) restricted shares, and (3) unused PTO equal to five (5) weeks of PTO totaling Two Hundred (200) Hours in the amount of Thirty-Eight Thousand Four Hundred Sixty-one Dollars and Fifty Four cents ($38,461.54);
B.    The parties are terminating their employment relationship as of January 5, 2026; and
C.    The parties desire to settle and resolve any and all disputes and claims that have been or could have been asserted between them or any other affiliated entities, up to and including the date of this Agreement.
For and in consideration of the mutual releases, covenants, and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:
1.    Separation from Employment; Consideration. Employee’s employment with the Company, and each and every one of its parents, affiliates, and subsidiaries, will be finally, permanently, and irrevocably terminated effective January 5, 2026 (the “Separation Date”). Company agrees to, as consideration to EMPLOYEE for this Agreement, a one-time payment of $30,000 (Thirty Thousand Dollars). The amount set forth in this Section 1 is referred to herein as the Severance Payment. The amounts set forth in Section 1 shall not be paid until the conditions in Section 12 below have been satisfied. EMPLOYER shall issue a Form W-2 for payments set forth herein and those under Recital A, net of applicable federal, state and/or local tax withholding and any other amounts due to EMPLOYER from EMPLOYEE. EMPLOYEE agrees that such payments set forth herein are not otherwise due and owing to EMPLOYEE and that EMPLOYEE is not otherwise entitled to the amounts described in Section 1 of money from EMPLOYER and serve as sufficient consideration for the obligations herein.
2.    COBRA Healthcare Coverage. At the conclusion of EMPLOYEE’s employment with EMPLOYER, EMPLOYEE’s coverage under EMPLOYER’s medical and dental plans (the “Group Plans”) will terminate. EMPLOYEE may elect to continue coverage under the Group Plans after EMPLOYEE’s employment ends subject to the terms of the Group Plans and the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). EMPLOYEE will be responsible for paying the entire premium plus any administrative costs that may be assessed under COBRA. Information regarding EMPLOYEE’s rights and obligations under COBRA shall be provided to EMPLOYEE separately. EMPLOYER reserves the right to amend, alter, modify, or terminate the Group Plans at any time. Nothing in this Agreement should be construed as a commitment by EMPLOYER to provide or to make available health insurance or benefits beyond the legal requirements of COBRA.
3.    Release. EMPLOYEE, on EMPLOYEE’s own behalf and on behalf of EMPLOYEE’s heirs, beneficiaries, executors, administrators, and assigns, releases EMPLOYER and each and every one of its affiliates, subsidiaries, parent corporation, and its respective agents, present and former owners, directors, officers, executives, employees, predecessors and/or successors in interest, attorneys, and assigns (collectively hereinafter the “EMPLOYER Releasees”) from any and all claims, damages, and causes of action of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between EMPLOYEE and EMPLOYER up to the execution date of this Agreement by EMPLOYEE (collectively hereinafter “Claims”) as follows:
a.    Full and General Release. EMPLOYEE agrees to release and forever discharge EMPLOYER and the EMPLOYER Releasees from any and all Claims, including but not limited to, any Claims EMPLOYEE may have relating to EMPLOYEE’s employment with EMPLOYER; Claims for breach of an actual or implied contract; Claims under any severance pay plan or policy with or provided by EMPLOYER; Claims of unjust or tortious discharge; Claims of negligence, intentional or negligent infliction of emotional distress, negligent hire/retention/supervision, or tortious interference with contract or business expectancy; Claims of defamation, libel, and/or slander; Claims under the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. as amended by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., Nebraska Fair Employment Practice Act, Neb. Rev. Stat. § 48-1101 et seq., Nebraska AIDS Discrimination Act, Neb. Rev. Stat. § 20-167 et seq., Nebraska Equal Pay Act, Neb. Rev. Stat. § 48-1219 et seq., Nebraska Law on Genetic Information and Testing, Neb. Rev. Stat. § 48-236 et seq., Nebraska Age Discrimination in Employment Act, Neb. Rev. Stat. § 48-1001 et seq., Nebraska Non-English-Speaking Workers Protection Act, Neb. Rev. Stat. § 48-2207 et seq., Nebraska Minimum Wage and Overtime Laws, Neb. Rev. Stat. § 48-1202 et seq., Nebraska Family Military Leave Law, Neb. Rev. Stat. § 55-503 et seq., Nebraska Drug and Alcohol Testing Laws, Neb. Rev. Stat. §§ 48-1901 et seq., and Nebraska Privacy Laws, Neb. Rev. Stat. §§ 22-201 to 20-211 and 25-850.01, Claims relating to EMPLOYEE’s application for hire, employment, or termination thereof; and any Claims which EMPLOYEE may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, up to and including the date of EMPLOYEE’s execution of this Agreement.
b.    ADEA Release. EMPLOYEE agrees to release and forever discharge EMPLOYER and the EMPLOYER Releasees from any and all Claims relating to EMPLOYEE’s employment with EMPLOYER arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., and as modified by the Older Workers’ Benefits Protection Act, 29 U.S.C. § 626(f), against EMPLOYER and the EMPLOYER Releasees. Nothing in this Agreement shall limit or restrict EMPLOYEE’s right under the ADEA to challenge the validity of EMPLOYEE’s ADEA release in a court of law. However, EMPLOYEE nevertheless understands that the waiver and release contained in this paragraph still applies to EMPLOYEE’s ADEA Claims and that EMPLOYEE has waived all ADEA Claims as part of this Agreement. EMPLOYEE further understands that in any suit brought under the ADEA, EMPLOYEE would not be entitled to any damages or other relief unless the waiver in this paragraph was deemed to be invalid.
c.    Rights Unaffected. Nothing in this Agreement shall interfere with EMPLOYEE’s right to initiate, cooperate, or participate in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal or state regulatory or law enforcement agency. However, the consideration provided to EMPLOYEE in this Agreement shall be the sole relief provided to EMPLOYEE and EMPLOYEE will not be entitled to recover and agrees to waive any monetary benefits or recovery against EMPLOYER in connection with any such claim, charge, or proceeding without regard to who has brought such charge or complaint.
4.    Indemnification. EMPLOYEE agrees to be responsible for any taxes owing as a result of any payments made to EMPLOYEE under this Agreement, and EMPLOYEE agrees that EMPLOYEE will indemnify EMPLOYER and/or any of the EMPLOYER Releasees for any taxes, penalties, and attorneys’ fees and costs subsequently imposed on EMPLOYER and/or any of the EMPLOYER Releasees attributable to the Severance Payment set out in Section 1 of this Agreement.
5.    Incorporation and Survival of Employment Agreement Terms. EMPLOYEE agreed to and executed the Employment Agreement with EMPLOYER and that the non-disclosure, non-solicitation, non-compete and assignment of inventions provisions of such agreement remain in full force and effect. In the event of conflict between such Employment Agreement and this Agreement, this Agreement shall prevail.
6.    Nondisparagement. Each party agrees that they will not in any way disparage the other party, and with respect to the Company, it shall include the Company or any EMPLOYER Releasee, to the media or to others, including but not limited to any current or former Employee of the Company, any current or former colleague of Employee, and any former, current, or potential client, customer, competitor, or supplier of the Company. Such disparagement also includes any statements against any the other, which in the case of the Company shall include all

EMPLOYER Releasees, that may be considered to be derogatory or detrimental to the good name or business reputation of any such party.
Each party agrees not to make any deliberately or maliciously false statements or remarks regarding the other, and with respect to the Company, it shall also include the operations or employees of Employer or any affiliated entity with knowledge of their falsity. For purposes of this paragraph, “statements or remarks” shall include, but are not limited to, statements or remarks made verbally, in writing, electronically or otherwise. For the avoidance of doubt, this provision is not intended to preclude Employee from engaging in activities protected under the National Labor Relations Act, such as discussing with other individuals their wages, benefits, or terms and conditions of employment.
7.    Confidentiality. EMPLOYEE agrees not to discuss or disclose the existence of or terms of this Agreement to any non-party other than EMPLOYEE’s spouse, children, legal advisor, or financial advisor, if any, provided each person also agrees to keep the existence and terms of this Agreement confidential. The parties agree that the intent of this provision is to ensure that this Agreement remains strictly confidential and that it shall not be referred to or revealed to anyone outside the parties of this Agreement, except as expressly stated above or if compelled by judicial or administrative process.
Notwithstanding the foregoing, nothing in these confidentiality requirements prohibits EMPLOYEE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. EMPLOYEE need not obtain the prior authorization from EMPLOYER to make any such reports or disclosures, and EMPLOYEE is not required to notify EMPLOYER that EMPLOYEE has made such reports or disclosures.
8.    Cooperation. EMPLOYEE agrees that EMPLOYEE will cooperate with EMPLOYER as reasonably requested by EMPLOYER in EMPLOYER’s investigation, defense, and/or prosecution of any potential or actual claim, charge, or suit by or against EMPLOYER. The cooperation EMPLOYER may request could include, for example, EMPLOYEE making himself or herself available from time to time for meetings with counsel for EMPLOYER, making himself or herself available for deposition and trial testimony upon instruction of counsel for EMPLOYER, and executing those documents and truthful affidavits requested from time to time by counsel for EMPLOYER. EMPLOYEE agrees to cooperate with EMPLOYER voluntarily, fully, and truthfully without further compensation from EMPLOYER in connection with any litigation, government agency proceeding, or similar claim or action which arose while he/she was an employee of EMPLOYER.
9.    Return of Company Property. EMPLOYEE agrees that EMPLOYEE has returned or will return to EMPLOYER on or before EMPLOYEE’s termination of employment, any and all EMPLOYER property and proprietary or confidential information, including originals and copies thereof (whether in hard copy or electronic form), including, without limitation, electronic equipment (including laptops), books, records and documents, files, memoranda, credit cards, passes, keys, computer access codes, and any other information or property which was or may be in EMPLOYEE’s possession or under EMPLOYEE’s control.
10.    Non-Admission. The parties to this Agreement agree that nothing herein is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
11.    Consultation with Attorney/Time for Consideration. EMPLOYEE agrees that EMPLOYEE has been advised to consult with an attorney regarding this Agreement and has been given a reasonable period of time to consider this Agreement. EMPLOYEE also acknowledges that EMPLOYEE has voluntarily entered into this Agreement of EMPLOYEE’s own free will based only upon the terms and conditions set out herein. Further, EMPLOYEE acknowledges and agrees EMPLOYEE has twenty-one (21) calendar days from the date of receipt of the Agreement to sign and accept this Agreement. EMPLOYEE must return this signed Agreement to Green Plains' Chief Human Resources Officer, by mail or by hand delivery.  If EMPLOYEE signs and returns this Agreement before the end of the Consideration Period, it is because EMPLOYEE freely chose to do so after carefully considering its terms. If EMPLOYEE does not sign this Agreement by the end of the Consideration Period, EMPLOYER’s offer of severance will lapse and EMPLOYEE’s ability to accept EMPLOYER’s offer of severance and sign the Agreement will be terminated automatically without additional notice to EMPLOYEE.
12.    Revocation Period. Employee understands that Employee has the right to revoke this Agreement for a period of seven (7) calendar days after signing it and that this Agreement shall not become effective or enforceable until the seventh (7) calendar day period has expired (the “Effective Date”). In the event Employee exercises Employee’s right to revoke this Agreement, Employee agrees to notify the Company in writing of such revocation within the seven (7) calendar day period. Such written notice of revocation must be sent via electronic mail to the Chief Human Resources Officer, Jamie Herbert at XXXX.XXXXX@XXXX.com and received within the seven (7) calendar day revocation period.
13.    Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.
14.    Entire Agreement; Severability; Survival. The parties agree that this Agreement may not be modified, altered, amended, or otherwise changed except upon written consent by each of the parties hereto. Except as expressly stated herein, this Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, among them on the subject. Should any provision of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, the parties agree that the remaining provisions shall remain in full force and effect. The provisions of Sections 5-8, and Sections 13-14 shall survive the termination of this Agreement.
15.    Breach. If Employee violates any of the provisions of this Agreement in any way, including by disclosing the terms of this Agreement for any reason other than to enforce its terms and conditions or as otherwise set forth herein, Employee forfeits Employee’s right to any future proceeds (if any) from this Agreement and agrees to immediately return to the Company any payment made pursuant to this Agreement. Employee shall also be liable to the Company for any costs and attorneys’ fees incurred by the Company in enforcing this provision, including obtaining equitable relief, which both parties agree is allowable and appropriate as relief. The provisions of this Section 15 will not apply to any challenge Employee might make to the validity of Employee’s ADEA release described in Section 3. However, if Employee successfully challenges the validity of Employee’s ADEA release and prevails on the merits of an ADEA claim, Employee agrees that the court may reduce any monetary award for such ADEA claim up to the amount of Five Hundred Dollars ($500.00), which the parties agree represents the amount of money being given to Employee in consideration for Employee’s ADEA release.
16.    Acknowledgement. Employee acknowledges: (a) Employee has been paid in full all wages due and owing to Employee for any and all work performed for the Company; (b) Employee does not have any work-related injuries or illnesses that have not been reported to the Company; (c) Employee has read this entire Agreement; (d) Employee fully understands the terms and effects of this Agreement, including that this Agreement releases claims under the Age Discrimination and Employment Act (“ADEA”); and (e) Employee has freely executed this agreement for the purposes of inducing the Separation Payment by the Company
17.    Miscellaneous. The Parties agree that this Agreement shall be effective as set forth in Section 12. Separate copies of this document shall constitute original documents that may be signed separately but which together shall constitute a single agreement.
I HAVE READ THIS CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

EMPLOYEE		Green Plains Inc.

/s/ Phil Boggs		By:	/s/ Jamie Herbert
Phil Boggs		Printed Name:	Jamie Herbert
		Title:	Chief Human Resources Officer
Date:	1/21/2026	Date:	1/22/2026

6